EXHIBIT 16.1

October 24, 2007

Securities and Exchange Commission

Washington, D.C. 20549

Commissioners:

We have read Advanced Resources Group, Inc.’s (formerly Online Gaming Systems, Ltd.), statements included under Item 4.01 of its Form 8-K filed on October 24, 2007, and we agree with such statements concerning our Firm.

MOORE STEPHENS, P.C.